Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 17, 2025, with respect to the financial statement of Yellowstone Midco Holdings II, LLC contained in the Registration Statement on Form S-1, as amended (File No. 333-291581), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Denver, Colorado

January 28, 2026